Exhibit 12.2

Ratio of Earnings to Fixed Charges

	Year ended December 31
(Dollars in thousands)	2011		2010		2009		2008		2007

Earnings
Income from continuing operations	$316,414		$269,762		$268,189		$45,797		$30,210
Fixed charges	149,990		145,921		230,452		343,745		322,315
Total	$466,404		$415,683		$498,641		$389,542		$352,525

Fixed charges
Interest on repurchase agreements & securitized debt	$149,411		$145,125		$229,406		$342,688		$321,305
Interest on mortgages	0		392		642		654		664
Estimate of interest component within rental expense	579		404		404		403		346
Total	$149,990		$145,921		$230,452		$343,745		$322,315

Ratio of earnings to fixed charges	3.11	x	2.85	x	2.16	x	1.13	x	1.09	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	Year ended December 31
(Dollars in thousands)	2011		2010		2009		2008		2007

Earnings
Income from continuing operations	$316,414		$269,762		$268,189		$45,797		$30,210
Fixed charges excluding preferred stock dividends	149,990		145,921		230,452		343,745		322,315
Total	$466,404		$415,683		$498,641		$389,542		$352,525

Fixed charges and Preferred Stock Dividends
Interest on repurchase agreements & securitized debt	$149,411		$145,125		$229,406		$342,688		$321,305
Interest on mortgages	0		392		642		654		664
Preferred stock dividend requirements	8,160		8,160		8,160		8,160		8,160
Estimate of interest component within rental expense	579		404		404		403		346
Total	$158,150		$154,081		$238,612		$351,905		$330,475

Ratio of earnings to combined fixed charges and preferred stock dividends	2.95	x	2.70	x	2.09	x	1.11	x	1.07	x